UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2018

Medidata Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-34387 (Commission File Number)	13-4066508 (IRS Employer Identification No.)

350 Hudson Street, 9th Floor New York, New York (Address of principal executive offices)	10014 (Zip Code)
Registrant’s telephone number, including area code: (212) 918-1800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 3.02 Unregistered Sales of Equity Securities.
In August 2013, Medidata Solutions, Inc., a Delaware corporation (the “Company”), issued $287,500,000 aggregate principal amount of 1.00% Convertible Senior Notes due 2018 (the “Notes”), with a maturity date of August 1, 2018. The Notes were originally issued to certain initial purchasers in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Notes were offered and sold by the initial purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act.
On August 1, 2018, the Company settled the Notes. The Company received notices of conversion for substantially all of the outstanding Notes prior to the conversion date. Accordingly, Notes with an aggregate principal amount of $287,367,000 were converted, and under the terms of the indenture, upon maturity, all of the converted Notes were to be settled based on the excess of the trading prices of the Company’s common stock during an observation period (consisting of the 40 consecutive trading days beginning on, and including, June 1, 2018) over the conversion price of $58.04 per share. The Company had elected a combination settlement upon conversion consisting of cash and shares of Company common stock (the “Conversion Shares”). The final settlement in respect of converted Notes consisted of (i) a cash payment, plus cash in lieu of fractional shares, totaling $287,368,096, and (ii) issuance of 1,439,704 Conversion Shares to converting holders of the Notes. The issuance of the Conversion Shares was made in exchange for the Notes pursuant to an exemption from the registration requirements provided by Section 3(a)(9) under the Securities Act.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2018
MEDIDATA SOLUTIONS, INC.
By: /s/ MICHAEL I. OTNER
Name: Michael I. Otner
Title: Executive Vice President— General Counsel and Secretary